UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 12, 2005

ARTISTdirect, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-31047 (Commission File Number)	86-0995730 (I.R.S. Employee Identification Number)

10900 Wilshire Boulevard
Suite 1400
Los Angeles, California 90024
(Address of principal executive offices, including Zip Code)

(310) 443-5360
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
SIGNATURES

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d) On May 12, 2005, the Board of Directors of ARTISTdirect, Inc., a Delaware corporation (the “Company”), elected James N. Lane as a director of the Company, his term to commence as of May 12, 2005 and to continue until the next annual meeting of shareholders or until his respective successor is duly elected and qualified or until his earlier resignation or removal. At this time, no determination has been made as to which, if any, of the Company’s board committees Mr. Lane will be appointed.

Mr. Lane currently serves as a director of YouthStream Media Networks, Inc., a company traded on the OTC Bulletin Board. He also serves as Chairman and CEO of Devonwood Capital Partners, a private equity firm. He served as Chairman and CEO of SG Capital Partners and Head of Merchant Banking for SG in the Americas from 1997-2002. Prior to establishing SG Capital Partners, Mr. Lane’s career spanned approximately twenty years at Goldman Sachs & Co. where he was a General Partner and a founding member and Co-Head of the Principal Investment Area, which invested and managed over $2.5 billion of private equity investments, including leveraged buyouts and venture capital.

In connection with his election to the Company’s Board of Directors, effective May 12, 2005, the Company issued to Mr. Lane a stock option to purchase 92,000 shares of common stock, fully vested and exercisable for a period of seven (7) years at $1.00 per share.

There are no arrangements or understandings between Mr. Lane and any other person pursuant to which Mr. Lane was elected as a director of the Company.

There are no transactions to which the Company or any subsidiary thereof is a party and in which Mr. Lane has a material interest subject to disclosure under Item 404(a) of Regulation S-B.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARTISTDIRECT, INC. (Registrant)
Date: May 31, 2005	By:	/s/ ROBERT N. WEINGARTEN
Robert N. Weingarten
Chief Financial Officer